Exhibit 23(b)(vii) under Form N-1A
                                         Exhibit 3(ii) under Item 601/Reg. S-K


                                AMENDMENT #18
                                TO THE BY-LAWS
                                      OF
                     FEDERATED STOCK AND BOND FUND, INC.

                         Effective September 21, 2004



Insert the following into Article IV, Officers and renumber Section 15 as
Section 16:

      Section 15. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.